CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 25 to the registration statement on Form S-6 (the "Registration Statement") of our report dated March 17, 2000, relating to the financial statements of the Pruco Life of New Jersey Single Premium Variable Life Account, which appears in such Prospectus.

We also consent to the use in the Prospectus constituting part of this Registration Statement of our report dated March 21, 2000, relating to the financial statements of Pruco Life Insurance Company of New Jersey, which appears in such Prospectus.

We also consent to the reference to us under the heading "Experts" in the Prospectus.



/s/ PricewaterhouseCoopers LLP
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New York, New York
April 24, 2000